Exhibit 99

PDSi REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2003

Earnings of $0.01 per Share

COLUMBUS, OH (April 23, 2003) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for the thirteen weeks ended March 29, 2003, or the first quarter of 2003.

Sales for the first quarter of 2003 totaled $4.2 million, up 22% from $3.4 million reported in the comparable period of 2002. Net income for the first quarter of 2003 was $75,000, or $0.01 per diluted share, compared to a net loss of $299,000, or $0.05 per share, in the comparable period of 2002.

John D. Bair, Chairman, President and CEO, said the company is pleased to announce its third consecutive profitable quarter. “In general, we have not seen a recovery in capital spending. However, we continued to receive some orders from existing customers in the first quarter and we are starting to see product orders from the trials we participated in with new customers during 2002,” Bair said. “We will continue to pursue our business plan with the goal of reporting a profitable 2003 year. Specifically, we are working toward increasing major repair and logistics programs, as well as the number of customer-specific products we have ready to go to market.”

During the first quarter, Hewlett-Packard Company (HP) informed PDSi that, in the second quarter, the HP-UNIX workstation repair program will be consolidated into printed circuit assembly repair operations in California. However, HP has also expanded its high volume data storage handling equipment programs with PDSi to include additional repair volume and the assembly and test of new units. “Our relationship with the new HP continues to yield great opportunities for PDSi that could more than replace the business that is leaving and help us continue to grow in the future,” Bair said.

Additional Operating Results

For the first quarter of 2003, product sales totaled $2.2 million, up 14% compared with $1.9 million for the comparable period in 2002, as some production ordering on 2002 trials and the assembly and test of new data storage handling units for HP began. The gross profit margin percentage on products increased to 20% in the 2003 quarter from 4% in the 2002 quarter when the lower sales volume and a very low margin mix of product sales resulted in an abnormally low gross profit margin percentage. Gross profit on product sales for the 2003 quarter totaled $443,000, compared with $76,000 for the same period in 2002.

For the first quarter of 2003, service sales totaled $2.0 million, up 33% compared to $1.5 million for the same period in 2002 due to the continued ramp-up of the HP business, as well as other new service programs. The gross profit margin percentage on service sales was 41% for the 2003 quarter with the start-up of new service contracts, compared to the 38% gross profit margin in the 2002 quarter when new repair programs were just starting to increase in volume. Gross profit on service sales for the 2003 quarter totaled $797,000, compared to $560,000 for the same period in 2002.

For the quarter ended March 29, 2003, sales, general and administrative (SG&A) expenses, including research and development (R&D), totaled $1.1 million, the same as in the comparable quarter of 2002. However, product development resources continued to work on new service opportunities rather than new product opportunities during the quarter, resulting in a continued shift of expenses from R&D to SG&A.

2003 Outlook

“We are a much stronger company, financially, than we were in the beginning of 2002 and we intend to build upon that strength throughout 2003. In fact, the results of the first quarter of 2003 and the three quarters immediately preceding it combine for a trailing twelve months total net income of $355,000, earnings per diluted share of about $0.06 and a return on net assets of about 10%,” said Michael Sayre, Executive Vice President and CFO. “However, results for the rest of this year will depend on how fast we can turn service opportunities into revenue-generating programs and fully compensate for the service business leaving us in the second quarter. Our results will also depend on the conversion rate of successful product trials to additional production orders, and customer visibility into the timing on that is still not clear.”

The overlapping of the out-going and in-coming HP service programs could have a positive effect on the second quarter. A decrease in service revenues is expected in the third quarter after the workstation repair work leaves and before new service programs are fully implemented. The partial offsetting effect on decreased service sales of the new assembly and test program for data storage handling units will not be apparent in service sales in either quarter or going forward, as those sales are characteristic of and will be recorded as product sales.

a)	Conference Call

b)	PDSi will host a conference call today at 11:00 a.m. EST to discuss first quarter 2003 results and the company’s strategic direction. The conference call may be accessed by calling (888)

880-1525. The passcode for the conference call is “Pinnacle Data” and the conference identification number is 9540109. Please be prepared to provide both the passcode and the conference identification number to access the call.

c)	About PDSi

PDSi provides technical services and solutions, encompassing the development and production of embedded (built-in) computer systems and components, and the testing and repair of computer systems, components and peripherals, to Original Equipment Manufacturers (OEMs) in, among others, the computer, computer peripheral, data storage, digital-imaging, process-control, and telecommunications equipment industries. PDSi offers a full range of services to increase product speed to market and engineered product life, and to provide service and support to units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Web-site at www.pinnacle.com.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 29, 2003	December 31, 2002

	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$253	$36
Accounts receivable, net of allowance for doubtful accounts of $15,000	2,673	2,087
Inventory	2,587	2,750
Prepaid expenses	244	321
Deferred income taxes	514	514

	6,271	5,708

PROPERTY AND EQUIPMENT
Leasehold improvements	219	219
Furniture and fixtures	330	330
Computer equipment and related software	2,140	2,125
Shop equipment	466	463

	3,155	3,137
Less accumulated depreciation and amortization	1,940	1,803

	1,215	1,334

OTHER ASSETS	42	46

	$7,528	$7,088

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 29, 2003	December 31, 2002

	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$2,332	$2,102
Current portion of long-term debt	—	33
Current portion of capital lease obligation	16	23
Accounts payable	1,109	779
Accrued expenses:
Wages, payroll taxes and benefits	187	324
Income taxes	61	76
Other	102	105

	3,807	3,442

LONG-TERM LIABILITIES
Deferred income taxes	93	93

	93	93

	3,900	3,535

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,518,870 shares issued and outstanding	2,162	2,162
Additional paid-in capital	502	502
Retained earnings	964	889

	3,628	3,553

	$7,528	$7,088

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF OPERATIONS

	For the Thirteen Weeks Ended
($ thousands, except per share totals)	March	March
	29,2003	30,2002
	(unaudited)	(unaudited)
SALES
Product sales	$2,203	$1,931
Service sales	1,956	1,473

	4,159	3,404

COST OF SALES
Product sales	1,760	1,855
Service sales	1,159	913

	2,919	2,768

GROSS PROFIT	1,240	636

OPERATING EXPENSES
Selling, general and administrative	1,036	874
Research and development	59	212

	1,095	1,086

INCOME/(LOSS) FROM OPERATIONS	145	(450)

OTHER EXPENSE
Interest expense	22	41

	22	41

INCOME/(LOSS) BEFORE INCOME TAXES	123	(491)
INCOME TAX EXPENSE/(BENEFIT)	48	(192)

NET INCOME/(LOSS)	$75	$(299)

BASIC EARNINGS/(LOSS) PER SHARE	$0.01	$(0.05)

DILUTED EARNINGS/(LOSS) PER SHARE	$0.01	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,518,870	5,488,601

Diluted	5,740,097	5,488,601

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

Thirteen Weeks Ended March 29, 2003 and March 30, 2002

($ thousands)	2003	2002
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$75	$(299)

Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	141	141
Inventory reserves	42	26
(Increase)/decrease in assets:
Accounts receivable	(586)	1,616
Inventory	116	751
Prepaid expenses and other assets	77	2
Refundable income taxes	—	(98)
Increase/(decrease) in liabilities:
Accounts payable	330	256
Accrued expenses and taxes	(155)	(114)
Unearned revenues	—	147

Total adjustments	(35)	2,727

Net cash provided by operating activities	40	2,428

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(13)	(79)

Net cash used in investing activities	(13)	(79)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	230	(2,353)
Principal payments on long-term debt	(33)	(33)
Principal payments on capital lease obligation	(7)	(7)
Proceeds from stock options exercised	—	8

Net cash provided by/(used in) financing activities	190	(2,385)

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

Thirteen Weeks Ended March 29, 2003 and March 30, 2002

($ thousands)	2003	2002
	(Unaudited)	(Unaudited)
INCREASE/(DECREASE) IN CASH	217	(36)
CASH—Beginning of period	36	72

CASH—End of period	$253	$36

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$15	$32

Income taxes paid, net of refunds	$64	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
During 2003, the company capitalized $5,000 of inventory as computer equipment.

Safe Harbor Statement: Statements in this release which relate to other than strictly historical facts, including statements about the Company’s plans and strategies, as well as management’s expectations about new and existing products and services, technologies and opportunities, market growth, demand for acceptance of new and existing products and services are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.